Exhibit 10.48

SEPARATION AGREEMENT AND RELEASE

This is a Separation Agreement and Release ("Separation Agreement") between Scott T. Scheirman ("Executive"), Western Union, LLC ("Company"), and The Western Union Company ("Western Union"), whereby Executive’s employment will be terminated effective February 28, 2014 (“Termination Date”) due to an eligible reason under The Western Union Company Severance / Change in Control Policy (Executive Committee Level) (“Severance Policy”) that is not a termination for cause by the Company (subject to the terms of paragraph 3 of this Separation Agreement).

For purposes of this Separation Agreement, “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, owns or controls, is owned or is controlled by, or is under common ownership or control with, another Person. As used herein, “control” means the power to direct the management or affairs of a Person, and “ownership” means the beneficial ownership of at least 10% of the voting securities of the Person. The Company and/or Western Union shall be deemed to control any settlement network in which it has any equity ownership. As used herein, “Person” means any corporation, limited or general partnership, limited liability company, joint venture, association, organization or other entity.

1.     Payments and Benefits. In consideration for Executive’s execution of this Separation Agreement, but subject to the paragraph in this Separation Agreement titled “Review Period and Revocation” and the terms of the paragraph titled “Consideration and Remedy,” the Company agrees to provide to Executive the following payments and benefits, consistent with and subject to the terms of the Severance Policy.

(a)
Continued Employment and Transition Period. For the period through and including December 31, 2013, Executive shall continue to work full time and be required to perform Executive’s regular job duties as Chief Financial Officer of Western Union. Effective January 1, 2014, Executive shall no longer serve as Western Union’s Chief Financial Officer, but shall continue to be employed by the Company in a senior advisory capacity and shall be available as needed for questions and consultation at the direction of Western Union’s Chief Executive Officer through and including the Termination Date. The period beginning January 1, 2014 through and including the Termination Date is referred to herein as the “Transition Period.”

During the Transition Period, Executive shall: (i) serve as a member of Western Union’s Disclosure Committee and fulfill the duties and responsibilities of a member of such Committee with respect to Western Union’s 2013 financial performance disclosed in its 2013 Annual Report on Form 10-K and 2013 year-end and fourth quarter earnings release, as set forth in Western Union’s Disclosure Committee Charter and Disclosure Controls and Procedures, provided that Executive shall not be required to make any certifications with respect to Western Union’s 2014 financial forecast or with respect to any other forward looking statements; and (ii) perform such other duties as may be reasonably requested by Western Union’s Chief Executive Officer.

During the Transition Period, Executive shall continue to receive Executive’s regular base salary at the gross annual rate of $585,312, paid in regular installments on the 15th and last business day of each month, and shall continue to be an active participant under the Company’s applicable paid time off policy, incentive compensation and equity plans, financial security, health, and welfare benefit programs (to the extent Executive participated in such programs immediately prior to the date of this Separation Agreement) in accordance with the terms of such plans and programs. Notwithstanding the preceding sentence, Executive shall not be eligible to receive a merit increase for 2014, shall not be eligible to receive additional equity awards under Western Union’s 2006 Long-Term Incentive Plan, and shall not be eligible to participate in Western Union’s 2014 Senior Executive Annual Incentive Plan (but shall be eligible to participate in Western Union’s 2014 Performance Incentive Plan, subject to the provisions of paragraph 1(b) of Schedule 1 to this Separation Agreement (“February 28, 2014

Release”). Except as provided in the preceding sentence, nothing in this Separation Agreement or the February 28, 2014 Release shall constitute a waiver or release of Executive’s right to any compensation or benefit to which he would otherwise be entitled, pursuant to any agreement, grant, award or plan, as a result of his employment.

Following the Transition Period, the Company shall timely pay Executive his accrued but unused paid time off, unpaid base salary, if any, incurred but unreimbursed business expenses (in accordance with Company policy) and afford Executive the continuation/conversion rights available under the Company’s employee welfare benefits plans.

(b)
Cash Incentive Award for 2013. Provided that the Compensation and Benefits Committee of Western Union’s Board of Directors (“Compensation Committee”) has certified that the applicable performance goals under the Western Union Senior Executive Annual Incentive Plan (“SEAIP”) have been achieved for 2013, Executive shall be eligible to receive a 2013 Cash Incentive Award under the SEAIP in accordance with the terms of Executive’s 2013 SEAIP Award Agreement. Any Cash Incentive Award payable to Executive under in this subparagraph, less tax withholding and other legally allowed deductions, shall be paid in a lump sum cash payment at the same time that Cash Incentive Award payments for 2013 are paid to actively employed executives under the SEAIP. Subject to the approval of the Compensation Committee and its certification that the applicable performance goals under the SEAIP have been achieved for 2013, in the event of Executive’s death prior to the payout of Executive’s 2013 Cash Incentive Award under the SEAIP, such award shall be paid in a lump sum cash payment to Executive’s estate as soon as administratively practicable after Cash Incentive Award payments for 2013 are paid to actively employed executives under the SEAIP. Pursuant to Section 3 of the 2013 SEAIP Award Agreement, Executive shall not receive the 2013 Supplemental RSU Incentive Award (if any) and Executive acknowledges that Executive has no entitlement to receive a 2013 Supplemental RSU Incentive Award.

(c)
February 28, 2014 Release. Provided that Executive executes and returns to the Company on or within three business days following the Termination Date the February 28, 2014 Release in the form attached hereto as Schedule 1, which document is incorporated herein by reference, Executive shall be eligible to receive compensation and benefits in accordance with the terms and conditions of this Separation Agreement and the February 28, 2014 Release, subject to the terms of the Severance Policy. In the event Executive does not sign the February 28, 2014 Release or if Employee revokes the February 28, 2014 Release within seven (7) days of execution of the same, the Company shall have no obligation thereafter to provide to Executive the consideration hereunder and such consideration immediately shall cease (except to the extent that such payments and benefits are required by law), including any payment or benefit Executive could have become eligible for under the February 28, 2014 Release.

If Executive accepts another position with the Company or its subsidiaries or Affiliates during the Transition Period (“Subsequent Company Employment”), any and all further payments or benefits hereunder immediately will cease as of the date of such employment (other than any 2013 Cash Incentive Award payable to Executive under the SEAIP as referenced in subparagraph (b) above), and Executive will not be eligible to receive any payment or benefit under the February 28, 2014 Release. In the event of Subsequent Company Employment, Executive specifically agrees that the offer of employment to Executive by the Company or its subsidiaries or Affiliates, and Executive’s acceptance thereof, is sufficient consideration to support the release of claims contained herein, including but not limited to the ADEA claims, notwithstanding the fact that payments and benefits hereunder have ceased.

(d)
Outplacement Assistance. Executive will receive executive outplacement services provided by an outplacement provider to be selected by the Company in its sole discretion for a maximum duration of twelve (12) months from the date of activation, provided that such services are activated no earlier than January 1, 2014 and no later than January 1, 2015. The Company must approve the type and scope of the outplacement services and the Company will pay the outplacement provider directly for any such services up to a value of $35,000. The availability of outplacement services following the Termination Date is subject to Executive’s execution, and non-revocation, of the February 28, 2014 Release.

(e)
Status as Eligible Executive. Except to the extent paragraph 3 of this Separation Agreement applies, Executive shall be treated for all purposes as an “Eligible Executive” under the Severance Policy as of the Termination Date.

2.     Complete Release.

(a)
In consideration of those payments and benefits listed above which are payable only under this Separation Agreement, Executive agrees to and hereby does knowingly and voluntarily release and discharge the Company, Western Union, their subsidiaries and Affiliates, their agents, executives, directors, officers, employees, and their predecessors and successors, including the subsidiaries, Affiliates, agents, executives, directors, officers and employees of such predecessors and successors, (the “Released Parties”), from any and all claims, causes of action and demands of any kind, whether known or unknown, which Executive has, ever has had, or ever in the future may have and which are based on acts or omissions occurring up to and including the date of this Separation Agreement. Included in the release set forth in the preceding sentence, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, and the Age Discrimination in Employment Act of 1967 (“ADEA”), each as amended, as well as any other federal, state or local employment or labor laws, wrongful discharge or employment claims, as well as any claims in contract, tort, or common law, and which are related to Executive’s employment with the Company, Western Union, and/or their subsidiaries and Affiliates or the termination of that employment (the “Claims”). The terms “Claims” is intended to be broad and all-encompassing and is not limited to those claims specifically cited in the foregoing sentence.

Executive does not waive claims, causes of action or demands of any kind that may arise after the date this Separation Agreement is executed and which are based on acts or omissions occurring after such date, or claims, causes of action, or demands which by law cannot be released by private agreement between the Company and the Executive. The foregoing release shall not apply to (i) Executive’s right to indemnification under the Company’s bylaws or otherwise, (ii) rights to directors and officers liability insurance (to the extent eligible), (iii) obligations of the Company created by this Separation Agreement, or (iv) claims, causes of action or demands of any kind that may arise after the date this Separation Agreement is executed and which are based on acts or omissions occurring after such date. Furthermore, notwithstanding the foregoing, nothing in this Separation Agreement waives a claim which by law cannot be waived.

(b)
Executive further agrees that while nothing in this Separation Agreement shall limit Executive’s right to maintain a pending charge of discrimination, or file a future charge of discrimination, with any federal, state or local governmental agency relating to Executive’s employment with the Company and/or participate in any proceeding relating to any action or Executive’s employment, whether brought by an agency or by another on Executive’s behalf, Executive expressly waives by this Separation Agreement the right to recover monetary damages and any other relief personal to Executive if such charge, lawsuit or action is pursued. Notwithstanding this provision, Executive may bring a claim against the Company to enforce this Separation Agreement or to challenge the validity of this Separation Agreement under ADEA.

(c)
While the Released Parties do not intend to release and discharge any claims or causes of action against Executive under this Separation Agreement, the Released Parties acknowledge that, as of the date of this Separation Agreement, the Released Parties are not aware of any claims or causes of action or demands of any kind which any of the Released Parties could assert against Executive based on Executive’s acts or omissions occurring up to and including the date of this Separation Agreement.

3.    Termination from Employment Prior to February 28, 2014. For purposes of this paragraph 3, the Company, Western Union and their subsidiaries and Affiliates are collectively referred to as the “Company.”

(a)
Voluntary Termination by Executive. Prior to the Termination Date, Executive may terminate Executive’s employment, at any time. Unless such termination by Executive is for “Good Reason” following the occurrence of a “Change in Control”, as both terms are defined under the Severance Policy, in the event of such termination, the Company shall have no obligation thereafter to continue to provide to Executive the benefits under the Severance Policy and this Separation Agreement and such consideration immediately shall cease (except to the extent that such benefits are required by law), including any payments and benefits Executive would be eligible for under the February 28, 2014 Release.

(b)
Termination on Account of Death or Disability. Subject to and consistent with the terms of the Severance Policy, in the event of Executive’s termination of employment on account of death or “Disability” (as defined under the Severance Policy) prior to the Termination Date, or in the event of Executive’s death prior to having executed the February 28, 2014 Release, Executive (or Executive’s estate, in the event of Executive’s death) shall not be eligible to receive the benefits under the Severance Policy and this Separation Agreement and such consideration immediately shall cease (except to the extent that such benefits are required by law), including any payments and benefits Executive would have been eligible for under the February 28, 2014 Release. Nothing in this Separation Agreement or the February 28, 2014 Release shall constitute a waiver or release of Executive’s right to accelerated vesting of any equity awards upon death or disability to which he would otherwise be entitled pursuant to any agreement, grant, award or plan.

(c)
Termination for Cause. Prior to the Termination Date, Executive’s employment may be terminated by the Company for “Cause.” For purposes of this Separation Agreement, Cause shall be determined by Western Union in good faith and, consistent with the terms of the Severance Policy, shall be limited to the following events:

•
the willful and continued failure by Executive to substantially perform the duties assigned by the Company and agreed to by Executive as set forth in this Separation Agreement (other than a failure resulting from Disability);

•	the willful engagement by Executive in conduct which is demonstrably injurious to the Company (monetarily or otherwise);

•	any act of dishonesty;

•	the commission of a felony;

•	the continued failure by Executive to meet performance standards;

•	excessive absenteeism; or

•	a significant violation by Executive of any statutory or common law duty of loyalty to the Company.

None of the foregoing events shall be deemed to be Cause for termination unless (i) the Company shall have notified Executive in writing (setting forth in reasonable detail the nature of the event(s) constituting Cause) of such event within ten days of the Company first having knowledge of such event, and (ii) the Executive shall have failed to remedy or cure such event to the Company’s reasonable satisfaction within ten days of receiving such notice.

In the event the Company terminates Executive’s employment for Cause, the Company shall have no obligation thereafter to provide to Executive the consideration under the Severance Policy and this Separation Agreement and such consideration immediately shall cease (except to the extent that such payments and benefits are required by law), including any payment Executive could be eligible for under the February 28, 2014 Release. In addition, the Company shall be entitled to all remedies available at law and equity; and the prevailing party shall be entitled to reasonable attorneys’ fees and costs of court incurred by the prevailing party in any lawsuit or other action in connection with such termination.

4.     Cooperation. From the date of execution of this Separation Agreement and thereafter until February 28, 2014, Executive agrees to cooperate fully with the Company, its financial and legal advisors, and/or government officials in any claims, investigations, administrative proceedings, lawsuits, and other legal, internal or business matters, as reasonably requested by the Company. Company will take into consideration the Executive's personal commitments, will give the Executive as much advance notice as reasonably possible, and ask that Executive be available at such time or times, and at such location or locations, as are mutually convenient to the Company and the Executive. Company agrees to reimburse Executive for the actual out-of-pocket expenses Executive incurs, in accordance with Western Union’s travel and expense policy, as such policy may be amended or modified by Western Union from time to time (“Travel Policy”), as a result of Executive's complying with this paragraph 4, subject to Executive's submission to the Company of documentation substantiating such expenses as the Company requires under its Travel Policy.

To the extent that it is consistent with Western Union’s by-laws, certificate of incorporation and applicable laws, the Company will engage on its own behalf to represent Executive with legal counsel of its choosing if necessary in connection with such cooperation, and in any event will reimburse Executive for documented, reasonable and necessary out-of-pocket travel expenses as are required and which Executive incurs in complying with Executive's obligations under this paragraph in accordance with the Travel Policy. If a conflict of interest exists between Executive and the Company, the Company may require Executive to obtain, or Executive may elect to obtain, separate counsel of Executive’s choosing (subject to the Company’s approval of such legal counsel, which approval shall not be unreasonably withheld), in which case the Company will subsequently reimburse Executive for the reasonable and necessary legal fees associated with the use of such counsel and/or related travel expenses (as limited above), to the extent that such reimbursement is permitted by the Company’s by-laws, certificate of incorporation and applicable laws.

5.     Non-Disparagement. Executive agrees not to intentionally make any direct or indirect derogatory statements regarding, or disparage in any way, the business or reputation of the Company or its subsidiaries or Affiliates, or any of their directors, officers, managers or employees, unless such statements are required by law. Western Union agrees that its officers subject to Section 16 of the Securities Exchange Act of 1934 as of the date of this Separation Agreement and the members of Western Union’s board of directors as of the date of this Separation Agreement for so long as they serve in such capacity shall not intentionally make any direct or indirect derogatory statements regarding, or disparage in any way, the reputation of Executive, unless such statements are required by law.

6.     Non-Admission. Nothing in this Separation Agreement is intended to be or shall be construed as an admission by Executive, the Company, or any of the other Released Parties that he or they violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the other or otherwise, the parties hereto expressly denying any such improper or illegal conduct.

7.     Severability and Governing Law. In the event that any provision of this Separation Agreement is deemed unenforceable, Executive agrees that a court of competent jurisdiction shall have jurisdiction to reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. The provisions in this Separation Agreement are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions shall nevertheless be binding and enforceable. This Separation Agreement shall be governed by and interpreted in accordance with the laws of the state of Colorado without regard to principles of conflicts of law.

8.    Affirmation of Compliance. Executive specifically acknowledges familiarity with the Company’s

Code of Conduct, including the internal channels and procedures made available by the Company for the purpose of reporting employee concerns regarding any conduct, action, or omission that might give rise to possible noncompliance with any federal or state law, regulation, or Company policy. Executive further specifically affirms and represents that Executive has disclosed to the Office of General Counsel, the Ethics Department, Human Resources or to the outside Audit Committee of the Company any information or knowledge about the Company or any of its employees or agents that Executive believes represents possible or actual noncompliance, including but not limited to violation of any securities laws or regulations, fraudulent activity or other unlawful conduct. Executive acknowledges that Executive has no direct knowledge that Executive’s separation of employment from the Company is in retaliation to any expressed concern about the adequacy of the Company’s approach or response to any compliance matter.

9.     Other Agreements, Survivability, and Successorship. Executive acknowledges that, except as provided in this paragraph, this Separation Agreement (including the February 28, 2014 Release) is the entire agreement between the parties concerning the subject matter hereof and that Executive has not relied on any other representations or statements, written or oral, by the Released Parties or their employees or agents concerning the terms of the Separation Agreement or any other matters not contained herein. This Separation Agreement (including the February 28, 2014 Release) is supplemental to, and does not supersede, the non-solicitation, non-compete, non-disclosure, confidentiality, clawback and other written agreements that Executive signed while employed with the Company, Western Union, and/or their subsidiaries or Affiliates, which are listed in Schedule 2 to this Separation Agreement. In addition to this paragraph, the following paragraphs in this Separation Agreement survive the termination of this Separation Agreement: Complete Release; Cooperation; Non-Disparagement; Non-Admission; Severability and Governing Law; Affirmation of Compliance; Consideration and Remedy; and Code Section 409A.

    This Separation Agreement is binding upon and inures to the benefit of any successors or assigns of the Company, Western Union, and/or their subsidiaries and Affiliates, and Executive’s rights and obligations apply equally to the Company, Western Union, their subsidiaries, Affiliates, and/or their successors and assigns.

10.      Consideration and Remedy. Executive acknowledges that the following paragraphs are material provisions of this Separation Agreement: Continued Employment and Transition Period; Complete Release; Termination from Employment Prior to February 28, 2014; Cooperation; Non-Disparagement; Affirmation of Compliance; Other Agreements, Survivability and Successorship; and Code Section 409A (collectively, the “Material Provisions”). Executive further acknowledges that (i) the first $10,000.00 payable to Executive pursuant to subparagraph (a) of the “Payments and Benefits” paragraph of this Separation Agreement is consideration (the “ADEA Consideration”) for Executive’s release and waiver in the “Complete Release” paragraph of this Separation Agreement of any claims, causes of action and demands of any kind arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA Released Claims”); and (ii) the remainder of the amounts payable to Executive pursuant to subparagraph (a) of the “Payments and Benefits” paragraph of this Separation Agreement and the benefits described in subparagraph (d) of the “Payments and Benefits” paragraph of this Separation Agreement are consideration (the “Other Consideration”) for (a) the Executive’s release and waiver in the “Complete Release” paragraph of this Separation Agreement of any claims, causes of action and demands of any kind other than the ADEA Released Claims (the “Other Released Claims”); and (b) the Executive’s obligations pursuant to the Material Provisions. In the event of a breach by the Executive of the Material Provisions (excluding ADEA Released Claims) or in the event Executive challenges the enforceability of this Separation Agreement as to any of the Other Released Claims, the Company shall be entitled to immediately cease providing to the Executive the Other Consideration and any other benefits under this Separation Agreement, except to the extent that such payments and benefits are required, either under this paragraph or by law. The Company, Western Union, and/or their subsidiaries and Affiliates shall also be entitled to all remedies available at law or equity.

11.     Code Section 409A. Notwithstanding any provision of this Separation Agreement to the contrary, this Separation Agreement will be construed, administered or deemed amended as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid taxation under Code Section 409A(a)(1) to the extent subject to Code Section 409A. However, under no circumstances shall the Company, Western Union, or their subsidiaries or Affiliates or any of their employees, officers, directors, service providers or agents have any liability to Executive for any taxes, penalties or interest due on amounts paid or payable under this Separation Agreement, including any taxes, penalties or interest imposed under Code Section 409A. The payments to Executive pursuant to this Separation Agreement are intended to be exempt from Code Section 409A to the maximum extent possible, first, to the extent such payments are scheduled to be paid and are in fact paid during the short-term deferral period, as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and then under the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii), and for this purpose each payment shall be considered a separate payment such that the determination of whether a payment qualifies as a short-term deferral shall be made without regard to whether other payments so qualify and the determination of whether a payment qualifies under the separation pay exemption shall be made without regard to any payments which qualify as short-term deferrals. To the extent any amounts under this Separation Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Code Section 409A. Notwithstanding any other provision in this Separation Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Separation Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Code Section 409A, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Separation Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death.

12.     Paragraph Headings. The paragraph headings in this Separation Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

13.     Modification.     The parties agree that no waiver, amendment or modification of any of the terms of this Separation Agreement (including the February 28, 2014 Release) shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Separation Agreement shall be construed as a waiver of any other term, condition or default.

14.     Review Period and Revocation. Executive acknowledges that Executive was given a period of at least 21 calendar days to review this Separation Agreement from the date Executive received it. Executive agrees that to the extent there are changes made to the terms of this Separation Agreement, whether they are material or immaterial, the 21-day period for review of this Separation Agreement is not recommenced. To accept this Separation Agreement, Executive must sign both originals and return them to the Chief Human Resources Officer on or before January 16, 2014. Executive acknowledges that the Company, Western Union and the Released Parties have made no promises to Executive other than those contained in this Separation Agreement. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE WAS ADVISED IN WRITING BY THIS SEPARATION AGREEMENT TO REVIEW THIS SEPARATION AGREEMENT WITH AN ATTORNEY BEFORE SIGNING THIS SEPARATION AGREEMENT. Executive is further advised that Executive has 7 days after Executive signs this Separation Agreement to revoke it by notifying the Company of such revocation in writing. In the event Executive revokes this Separation Agreement as specified in the immediately preceding sentence, the Company and Western Union shall deem this Separation Agreement to be void in its entirety, in which case none of the parties shall be bound by its terms and no payment shall be made to the Executive hereunder. If Executive properly revokes this Separation Agreement, Executive shall nevertheless remain subject to any other agreement that Executive signed while employed with the Company, Western Union, and/or their subsidiaries or Affiliates as referenced in the paragraph titled “Other Agreements, Survivability and Successorship”.

Executive’s signature below indicates that Executive has carefully read, reviewed, and fully understands this Separation Agreement. Executive acknowledges that Executive’s signature below constitutes a knowing and voluntary execution of this Separation Agreement and Executive signs the same of Executive’s own free will and it is Executive’s intention to be bound thereby.

Dated this 16th day of January, 2014.

/s/ Scott T. Scheirman
Scott T. Scheirman

Western Union, LLC

/s/ Darren Dragovich

By:	Darren Dragovich

Title:	Assistant Secretary

The Western Union Company

/s/ James G. Robinson

By:	James G. Robinson

Title:	Assistant Secretary

SCHEDULE 1 TO SEPARATION AGREEMENT AND RELEASE

FEBRUARY 28, 2014 RELEASE

This Schedule 1 to the Separation Agreement and Release, including the attached Exhibit A (together, the "February 28, 2014 Release"), is hereby entered into between Scott T. Scheirman ("Executive"), Western Union, LLC ("Company"), and The Western Union Company ("Western Union"), with respect to Executive’s termination of employment with the Company effective February 28, 2014 (“Termination Date”). This February 28, 2014 Release shall be binding on the parties according to its terms and the terms of the Separation Agreement and Release (“Separation Agreement”) upon its execution by Executive, whether or not executed by the Company and/or Western Union, subject to the provisions of The Western Union Company Severance / Change in Control Policy (Executive Committee Level) (“Severance Policy”).

For purposes of this February 28, 2014 Release, “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, owns or controls, is owned or is controlled by, or is under common ownership or control with, another Person. As used herein, “control” means the power to direct the management or affairs of a Person, and “ownership” means the beneficial ownership of at least 10% of the voting securities of the Person. The Company and/or Western Union shall be deemed to control any settlement network in which it has any equity ownership. As used herein, “Person” means any corporation, limited or general partnership, limited liability company, joint venture, association, organization or other entity.
1.Payments and Benefits. Provided Executive (1) is in compliance with and has not breached the Separation Agreement; (2) has not terminated employment prior to the Termination Date for a reason specified in paragraph 3 of the Separation Agreement; and (3) has executed this February 28, 2014 Release and not revoked it pursuant to the paragraph in this February 28, 2014 Release titled “Review Period and Revocation,” and subject to the terms of this February 28, 2014 Release, the Company agrees to provide to Executive the following payments and benefits, consistent with and subject to the terms of the Severance Policy:

(a)
Severance Pay. Executive will receive severance pay in the total gross amount of $2,265,420.36, less tax withholding and other legally allowed deductions. The period from the Termination Date through February 29, 2016 is the “Severance Period.” Payment of the severance will be as follows:

(i)
Executive will receive a gross payment of $1,124,061.96 (which represents the present value, based on an interest rate of 1.5%, of the first 50% of the cash severance benefits payable to Executive under the Severance Policy) on or before March 31, 2014; and

(ii)	a gross payment of $47,556.40 on the 15th and last business day of each month for the period commencing on March 1, 2015 and ending on February 29, 2016.

To the extent permitted under applicable law and pursuant to the terms of the Severance Policy, Executive agrees the Company may deduct, at the time and to the extent such severance payments would have otherwise been paid, from the severance payments referenced in this paragraph any outstanding debt Executive owes the Company, Western Union, and/or their subsidiaries or Affiliates including, but not limited to, the value of unreturned property, any overpayment made to Executive, or any other amount Executive owes to the Company, Western Union, and/or their subsidiaries or Affiliates.

(b)
Bonus for Year of Termination. Executive shall not be eligible to participate in Western Union’s Senior Executive Annual Incentive Plan (“SEAIP”) for 2014 and shall instead participate in Western Union’s 2014 Performance Incentive Plan (“Incentive Plan”), subject to the provisions of this subparagraph, and the Company shall provide to Executive a copy of the necessary award agreement under the Incentive Plan. Provided that the Compensation and Benefits Committee of Western Union’s Board of Directors (“Compensation Committee”) has certified that the applicable performance goals have been achieved for 2014, and provided further that Executive has executed his award agreement under the Incentive Plan, and subject to the terms of the Incentive Plan, Executive shall be eligible to receive an amount equal to the lesser of (1) the maximum bonus which could have been paid to Executive under the Incentive Plan for 2014 based on Western Union’s actual performance for such year as determined by the Compensation Committee and (2) Executive’s prorated target bonus under the Incentive Plan for 2014 (i.e., $89,881.45). Any bonus payable to Executive under this subparagraph shall be paid in a lump sum cash payment at the same time that bonus payments for 2014 are paid to actively employed executives under the SEAIP, but in no event later than March 15, 2015.

(c)
Payment In Lieu of Continued Benefits Coverage. Provided Executive (and Executive’s eligible dependents, if applicable) timely elects continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), Executive will receive a lump sum payment approximately equal to the difference in cost between COBRA premiums and active employee contributions for 18 months of health coverage, as calculated by the Company in its sole discretion. Such lump sum payment, which shall constitute taxable income to Executive, shall be paid on the first pay date following the Company’s verification of Executive’s COBRA election. From and after the beginning of the Severance Period, Executive will not be eligible to continue active participation in any other Western Union benefit plan or program, including but not limited to long-term incentive compensation, nonqualified deferred compensation, 401(k), or any other plan. Details about specific plan coverages, conversion and distribution eligibility will be provided separately. Information on electing COBRA coverage will be provided shortly after Executive’s Termination Date.

(d)
Long-Term Incentive Awards. Subject to the terms of the applicable long-term incentive award agreements, Executive’s outstanding long-term incentive awards shall be treated in the manner described in this subparagraph (d).

2002 First Data Corporation Long-Term Incentive Plan (the “2002 LTIP”).
The 65,865 unexercised stock options granted to Executive on December 8, 2004 under the 2002 LTIP and the 87,820 unexercised stock options granted to Executive on February 13, 2006 under the 2002 LTIP, shall be exercisable within the three month period following the Termination Date, but not thereafter.

The Western Union Company 2006 Long-Term Incentive Plan (the “2006 LTIP”).

(1)
Stock Options. The 180,798 unexercised stock options granted to Executive on September 29, 2006 under the 2006 LTIP are fully vested and may be exercised by Executive until the end of the Severance Period, but not thereafter.

The 14,270 unexercised stock options granted to Executive on February 17, 2009 under the 2006 LTIP are fully vested and may be exercised by Executive until the end of the Severance Period, but not thereafter.

The 72,860 unexercised stock options granted to Executive on February 24, 2010 under the 2006 LTIP are or will be fully vested as of the Termination Date and may be exercised by Executive until the end of the Severance Period, but not thereafter.

Of the 77,953 stock options granted to Executive on February 24, 2011 under the 2006 LTIP, 58,464 have vested prior to the Termination Date, 14,673 shall vest as of the Termination Date and 4,816 shall be forfeited and canceled as of the Termination Date.

Of the 116,903 stock options granted to Executive on February 23, 2012 under the 2006 LTIP, 58,451 have vested prior to the Termination Date, 29,446 shall vest as of the Termination Date and 29,006 shall be forfeited and canceled as of the Termination Date.

Of the 180,469 stock options granted to Executive on February 20, 2013 under the 2006 LTIP, 45,117 have vested prior to the Termination Date, 34,556 shall vest as of the Termination Date and 100,796 shall be forfeited and canceled as of the Termination Date.

All vested stock options granted under the 2006 LTIP and held by Executive as of the Termination Date, including all options vesting as of the Termination Date, may be exercised by Executive until the end of the Severance Period, but not thereafter.

(2)
Performance Share Unit Grants. With respect to the Performance Share Unit Award granted to Executive on February 24, 2011 (the “2011 PSU Award”), subject to the terms of the 2006 LTIP and the 2011 PSU Award agreement, Executive will be entitled to an unreduced award equal to the value of the 2011 PSU Award as determined by the Compensation Committee in accordance with the 2006 LTIP and the 2011 PSU Award agreement based on actual performance results, which shall be payable during the period beginning on January 1, 2014 and ending March 15, 2014.

With respect to the Performance Share Unit Award granted to Executive on February 23, 2012 (the “2012 PSU Award”), subject to the terms of the 2006 LTIP and the 2012 PSU Award agreement, Executive will be entitled to a prorated award equal to the value of the 2012 PSU Award as determined by the Compensation Committee in accordance with the 2006 LTIP and the 2012 PSU Award agreement based on actual performance results multiplied by a fraction, the numerator of which is 736 and the denominator of which is 1,096. If a prorated PSU Award is payable to Executive, it shall be paid during the period beginning on January 1, 2015 and ending March 15, 2015.

With respect to the Performance Share Unit Award granted to Executive on February 20, 2013 (the “2013 PSU Award”), subject to the terms of the 2006 LTIP and the 2013 PSU Award agreement, Executive will be entitled to a prorated award equal to the value of the 2013 PSU Award as determined by the Compensation Committee in accordance with the 2006 LTIP and the 2013 PSU Award agreement based on actual performance results multiplied by a fraction, the numerator of which is 373 and the denominator of which is 1095. If a prorated PSU Award is payable to Executive, it shall be paid during the period beginning on January 1, 2016 and ending March 15, 2016.

(e)
No Waiver of Accrued Benefits. Nothing in the Separation Agreement or this February 28, 2014 Release shall constitute a waiver or release of Executive’s accrued rights and benefits under the Company’s paid time off policy, incentive compensation, including but not limited to the Incentive Savings Plan, the Supplemental Savings Plan and equity plans, financial security, insurance, health, and welfare benefit programs as a result of his employment with the Company and its Affiliates, subject to the terms and conditions of the foregoing plans and policies.

2.    Complete Release.

(a)
In consideration of those payments and benefits listed above which are payable only under this February 28, 2014 Release, Executive agrees to and hereby does knowingly and voluntarily release and discharge the Company, Western Union, their subsidiaries and Affiliates, their agents, executives, directors, officers, employees, and their predecessors and successors, including the subsidiaries, Affiliates, agents, executives, directors, officers and employees of such predecessors and successors, (the “Released Parties”), from any and all claims, causes of action and demands of any kind, whether known or unknown, which Executive has, ever has had, or ever in the future may have and which are based on acts or omissions occurring up to and including the date of this February 28, 2014 Release. Included in the release set forth in the preceding sentence, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, and the Age Discrimination in Employment Act of 1967 (“ADEA”), each as amended, as well as any other federal, state or local employment or labor laws, wrongful discharge or employment claims, as well as any claims in contract, tort, or common law, and which are related to Executive’s employment with the Company, Western Union, and/or their subsidiaries and Affiliates or the termination of that employment (the “Claims”). The terms “Claims” is intended to be broad and all-encompassing and is not limited to those claims specifically cited in the foregoing sentence.

Executive does not waive claims, causes of action or demands of any kind that may arise after the date this February 28, 2014 Release is executed and which are based on acts or omissions occurring after such date, or claims, causes of action, or demands which by law cannot be released by private agreement between the Company and the Executive. The foregoing release shall not apply to (i) Executive’s right to indemnification under the Company’s bylaws or otherwise, (ii) rights to directors and officers liability insurance (to the extent eligible), (iii) obligations of the Company created by this February 28, 2014 Release, or (iv) claims, causes of action or demands of any kind that may arise after the date this February 28, 2014 Release is executed and which are based on acts or omissions occurring after such date. Furthermore, notwithstanding the foregoing, nothing in this February 28, 2014 Release waives a claim which by law cannot be waived.

(b)
Executive further agrees that while nothing in this February 28, 2014 Release shall limit Executive’s right to maintain a pending charge of discrimination, or file a future charge of discrimination, with any federal, state or local governmental agency relating to Executive’s employment with the Company and/or participate in any proceeding relating to any action or Executive’s employment, whether brought by an agency or by another on Executive’s behalf, Executive expressly waives by this February 28, 2014 Release the right to recover monetary damages and any other relief personal to Executive if such charge, lawsuit or action is pursued. Notwithstanding this provision, Executive may bring a claim against the Company to enforce this February 28, 2014 Release or to challenge the validity of this February 28, 2014 Release under ADEA.

(c)
While the Released Parties do not intend to release and discharge any claims or causes of action against Executive under this February 28, 2014 Release, the Released Parties acknowledge that they were not aware of any claims or causes of action or demands of any kind which any of the Released Parties could assert against Executive based on Executive’s acts or omissions occurring up to and including the date of the Separation Agreement.

3.     Return of Company Property. On or before the Termination Date, Executive will resign from all titles and positions with the Company, Western Union, and/or their subsidiaries or Affiliates, and return to the Company all property within Executive’s possession belonging to the Company, Western Union, and/or their subsidiaries or Affiliates, any customers of the Company, Western Union, and/or their subsidiaries or Affiliates or any entity with whom the Company, Western Union, and/or their subsidiaries or Affiliates has entered into a confidentiality agreement. Such property to be returned includes, but is not limited to, reports, maps, files, memoranda, records, credit cards, keys, passes, customer lists, information, forms, software, formulas, plans, documents, systems, designs, methodologies, product features, technology, and other written material (whether in electronic or paper format), equipment and access codes, and copies of same that Executive has requested or received, prepared or helped to prepare in connection with Executive’s employment with the Company, Western Union, and/or their subsidiaries or Affiliates. Executive will not at any time, now or thereafter, retain any copies, duplicates, reproductions or excerpts of such property.

4.     Non-Solicitation and Non-Disclosure. Executive understands that Executive is required to abide by Exhibit A to this February 28, 2014 Release, which is incorporated herein by reference. Additionally, Executive is bound by all other agreements referenced in the paragraph titled “Other Agreements, Survivability, and Successorship," including but not limited to any written and/or electronic restrictive covenant agreements by and between the Executive and the Company and/or Western Union. To the extent any provision of the written and/or electronic restrictive covenant agreements conflicts with Exhibit A, the conflicting terms of the written and/or electronic restrictive covenant agreements shall supersede and control any conflicting terms of Exhibit A.

5.     Commencing Another Position. If Executive obtains employment with the Company or its subsidiaries or Affiliates during the Severance Period (“Subsequent Company Employment”), any and all further payments or benefits under the Separation Agreement and this February 28, 2014 Release immediately will cease as of the date of such employment. In the event of Subsequent Company Employment, Executive specifically agrees that the offer of employment to Executive by the Company or its subsidiaries or Affiliates, and Executive’s acceptance thereof, is sufficient consideration to support the release of claims contained herein notwithstanding the fact that payments and benefits hereunder have ceased. If Executive obtains employment during the Severance Period with an entity other than the Company or its subsidiaries or Affiliates (“Subsequent Non-Company Employment”), Executive will, subject to the provisions of this February 28, 2014 Release, continue to be eligible to receive cash payments and benefits in accordance with paragraph 1 of this February 28, 2014 Release, provided that if the benefit specified under subparagraph 1(c) of this February 28, 2014 Release has not yet been paid to Executive, Executive will not be eligible to receive the benefit specified under subparagraph 1(c) as of the date Executive becomes eligible to receive group health benefits under a subsequent employer’s benefit plans or policies. In any event, it is Executive's obligation to immediately advise the Company of Subsequent Non-Company Employment.

6.     Cooperation. During the Severance Period and thereafter, Executive agrees to cooperate fully with the Company, its financial and legal advisors, and/or government officials in any claims, investigations, administrative proceedings, lawsuits, and other legal, internal or business matters, as reasonably requested by the Company. Company will take into consideration the Executive's personal and business commitments, will give the Executive as much advance notice as reasonably possible, and ask that Executive be available at such time or times, and at such location or locations, as are mutually convenient to the Company and the Executive. Company agrees to reimburse Executive for the actual out-of-pocket expenses Executive incurs, in accordance with Western Union’s travel and expense policy, as such policy may be amended or modified by Western Union from time to time (“Travel Policy”), as a result of Executive's complying with this paragraph 6, subject to Executive's submission to the Company of documentation substantiating such expenses as the Company requires under its Travel Policy.

To the extent that it is consistent with the Company’s by-laws, certificate of incorporation and applicable laws, the Company will engage on its own behalf to represent Executive with legal counsel of its choosing if necessary in connection with such cooperation, and in any event will reimburse Executive for documented, reasonable and necessary out-of-pocket travel expenses as are required and which Executive incurs in complying with Executive's obligations under this paragraph in accordance with the Travel Policy. If a conflict of interest exists between Executive and the Company, the Company may require Executive to obtain, or Executive may elect to obtain, separate counsel of Executive’s choosing (subject to the Company’s approval of such legal counsel, which approval shall not be unreasonably withheld), in which case the Company will subsequently reimburse Executive for the reasonable and necessary legal fees associated with the use of such counsel and/or related travel expenses (as limited above), to the extent that such reimbursement is permitted by the Company’s by-laws, certificate of incorporation and applicable laws.

7.     Non-Disparagement. Executive agrees not to intentionally make any direct or indirect derogatory statements regarding, or disparage in any way, the business or reputation of the Company or its subsidiaries or Affiliates, or any of their directors, officers, managers or employees, unless such statements are required by law. Western Union agrees that its officers subject to Section 16 of the Securities Exchange Act of 1934 as of the date of this February 28, 2014 Release and the members of Western Union’s board of directors as of the date of this February 28, 2014 Release for so long as they serve in such capacity shall not intentionally make any direct or indirect derogatory statements regarding, or disparage in any way, the reputation of Executive, unless such statements are required by law.

8.     Non-Admission. Nothing in this February 28, 2014 Release is intended to be or shall be construed as an admission by the Executive, the Company or any of the other Released Parties that he or they violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the other or otherwise, the parties hereto expressly denying any such improper or illegal conduct.

9.     Severability and Governing Law. In the event that any provision of this February 28, 2014 Release is deemed unenforceable, Executive agrees that a court of competent jurisdiction shall have jurisdiction to reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. The provisions in this February 28, 2014 Release are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions shall nevertheless be binding and enforceable. This February 28, 2014 Release shall be governed by and interpreted in accordance with the laws of the state of Colorado without regard to principles of conflicts of law.

10.    Affirmation of Compliance. Executive specifically acknowledges familiarity with the Company’s Code of Conduct, including the internal channels and procedures made available by the Company for the purpose of reporting employee concerns regarding any conduct, action, or omission that might give rise to possible noncompliance with any federal or state law, regulation, or Company policy. Executive further specifically affirms and represents that Executive has disclosed to the Office of General Counsel, the Ethics Department, Human Resources or to the outside Audit Committee of the Company any information or knowledge about the Company or any of its employees or agents that Executive believes represents possible or actual noncompliance, including but not limited to violation of any securities laws or regulations, fraudulent activity or other unlawful conduct. Executive acknowledges that Executive has no direct knowledge that Executive’s separation of employment from the Company is in retaliation to any expressed concern about the adequacy of the Company’s approach or response to any compliance matter.

11.     Other Agreements, Survivability, and Successorship. Executive acknowledges that, except as provided in this paragraph, this February 28, 2014 Release and the Separation Agreement are the entire agreement between the parties concerning the subject matter hereof and that Executive has not relied on any other representations or statements, written or oral, by the Released Parties or their employees or agents concerning the terms of this February 28, 2014 Release and the Separation Agreement or any other matters not contained therein. This February 28, 2014 Release and the Separation Agreement are supplemental to, and do not supersede, the non-solicitation, non-compete, non-disclosure, confidentiality, clawback and other written agreements that Executive signed while employed with the Company, Western Union, and/or their subsidiaries or Affiliates, which are listed in in Schedule 2 to the Separation Agreement. In addition to this paragraph, the following paragraphs in this February 28, 2014 Release survive the termination of this Agreement: Complete Release; Return of Company Property; Non-Solicitation and Non-Disclosure; Commencing Another Position; Cooperation; Non-Disparagement; Non-Admission; Severability and Governing Law; Affirmation of Compliance; Consideration and Remedy, and Code Section 409A.

    This February 28, 2014 Release is binding upon and inures to the benefit of any successors or assigns of the Company, Western Union, and/or their subsidiaries and Affiliates, and Executive’s rights and obligations apply equally to the Company, Western Union, their subsidiaries, Affiliates, and/or their successors and assigns.

    Provided that Executive has executed this February 28, 2014 Release and not revoked it pursuant to the paragraph in this February 28, 2014 Release titled “Review Period and Revocation,” in the event of Executive’s death prior to Executive’s receipt of all of the sums due to Executive under paragraph 1 above, the unpaid balance of such sums shall be paid to Executive’s estate (provided Executive was not in breach of the terms of this February 28, 2014 Release).

12.     Consideration and Remedy. Executive acknowledges that the following paragraphs are material provisions of this February 28, 2014 Release: Complete Release; Return of Company Property; Non-Solicitation and Non-Disclosure; Commencing Another Position; Cooperation; Non-Disparagement; Affirmation of Compliance; Other Agreements, Survivability and Successorship; and Code Section 409A (collectively, the “Material Provisions”). Executive further acknowledges that (i) the first $50,000.00 payable to Executive as payments pursuant to subparagraph (a) of the “Payments and Benefits” paragraph of this February 28, 2014 Release is consideration (the “ADEA Consideration”) for Executive’s release and waiver in the “Complete Release” paragraph of this February 28, 2014 Release of any claims, causes of action and demands of any kind arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA Released Claims”); and (ii) the remainder of the amount payable to Executive as payments and benefits described in the “Payments and Benefits” paragraph of this February 28, 2014 Release are consideration (the “Other Consideration”) for (a) the Executive’s release and waiver in the “Complete Release” paragraph of this February 28, 2014 Release of any claims, causes of action and demands of any kind other than the ADEA Released Claims (the “Other Released Claims”); and (b) the Executive’s obligations pursuant to the Material Provisions. In the event of a breach by the Executive of the Material Provisions (excluding ADEA Released Claims)

or in the event Executive challenges the enforceability of this February 28, 2014 Release as to any of the Other Released Claims, the Company shall be entitled to immediately cease providing to the Executive the Other Consideration and any other benefits under this February 28, 2014 Release and under the Separation Agreement, except to the extent that such payments and benefits are required, either under this paragraph or by law. The Company, Western Union, and/or their subsidiaries and Affiliates shall also be entitled to all remedies available at law or equity.

13.     Code Section 409A. Notwithstanding any provision of this February 28, 2014 Release to the contrary, this February 28, 2014 Release will be construed, administered or deemed amended as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid taxation under Code Section 409A(a)(1) to the extent subject to Code Section 409A. However, under no circumstances shall the Company, Western Union, or their subsidiaries or Affiliates or any of their employees, officers, directors, service providers or agents have any liability to Executive for any taxes, penalties or interest due on amounts paid or payable under this February 28, 2014 Release, including any taxes, penalties or interest imposed under Code Section 409A. The payments to Executive pursuant to this February 28, 2014 Release are intended to be exempt from Code Section 409A to the maximum extent possible, first, to the extent such payments are scheduled to be paid and are in fact paid during the short-term deferral period, as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and then under the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii), and for this purpose each payment shall be considered a separate payment such that the determination of whether a payment qualifies as a short-term deferral shall be made without regard to whether other payments so qualify and the determination of whether a payment qualifies under the separation pay exemption shall be made without regard to any payments which qualify as short-term deferrals. To the extent any amounts under this February 28, 2014 Release are payable by reference to Executive’s “termination of employment” or “separation from employment” such terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Code Section 409A. Notwithstanding any other provision in this February 28, 2014 Release, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this February 28, 2014 Release (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Code Section 409A, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this February 28, 2014 Release would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death.

14.     Paragraph Headings. The paragraph headings in this February 28, 2014 Release are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

15.     Modification.     The parties agree that no waiver, amendment or modification of any of the terms of this February 28, 2014 Release shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this February 28, 2014 Release shall be construed as a waiver of any other term, condition or default.

16.    Review Period and Revocation. Executive acknowledges that Executive was given a period of at least 21 calendar days to review this February 28, 2014 Release (“Review Period”) from the date Executive received it. Executive agrees that to the extent there are changes made to the terms of this February 28, 2014 Release, whether they are material or immaterial, the 21-day period for review of this February 28, 2014 Release is not recommenced. Executive cannot sign this February 28, 2014 Release prior to Executive’s Termination Date. To accept this February 28, 2014 Release, Executive must sign both originals and return them to the Chief Human Resources Officer on or no later than three business days following the Termination Date. Executive acknowledges that the Company, Western Union and the Released Parties have made no promises to Executive other than those contained in this February 28, 2014 Release. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE WAS ADVISED IN WRITING BY THIS FEBRUARY 28, 2014 RELEASE TO REVIEW THIS FEBRUARY 28, 2014 RELEASE WITH AN ATTORNEY BEFORE SIGNING THIS FEBRUARY 28, 2014 RELEASE. Executive is further advised that Executive has seven days after Executive signs this February 28, 2014 Release to revoke it by notifying the Company of such revocation in writing. In the event Executive revokes this February 28, 2014 Release as specified in the immediately preceding sentence, the Company and Western Union shall deem this February 28, 2014 Release to be void in its entirety, in which case none of the parties shall be bound by its terms and no payment shall be made to the Executive hereunder.

If Executive properly revokes this February 28, 2014 Release, Executive shall nevertheless remain subject to any other agreement that Executive signed while employed with the Company, Western Union, and/or their subsidiaries or Affiliates as referenced in the paragraph titled “Other Agreements, Survivability and Successorship” and Exhibit A hereto shall be declared null and void.

Executive’s signature below indicates that Executive has carefully read, reviewed, and fully understands this February 28, 2014 Release. Executive acknowledges that Executive’s signature below constitutes a knowing and voluntary execution of this February 28, 2014 Release and Executive signs the same of Executive’s own free will and it is Executive’s intention to be bound thereby.

Dated this      day of             , 2014.

Scott T. Scheirman

Western Union, LLC

By:

Title:

Dated this      day of             , 2014.

The Western Union Company

By:

Title:

Dated this      day of             , 2014.

EXHIBIT A TO FEBRUARY 28, 2014 RELEASE

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

For purposes of this Exhibit A, “Company” refers to Western Union, LLC, The Western Union Company or its Affiliates (as defined in the February 28, 2014 Release) for which Executive works or may work in the future (hereinafter individually and collectively referred to as the “Company” for purposes of this Exhibit A).

Executive agrees that the Company is engaged in a highly competitive business and has expended, and continues to expend, significant money, skill, and time to develop and maintain valuable customer relationships, trade secrets, and confidential and proprietary information. Executive agrees that Executive’s work for the Company has brought Executive into close contact with many of the Company’s customers, Trade Secrets, Confidential Information, and Third Party Information (as defined below) and the Company has provided Executive access to such information to perform Executive’s job duties, the disclosure of which would cause the Company significant and irreparable harm. Executive recognizes that any unauthorized disclosure of Third Party Information could breach non-disclosure obligations or violate applicable laws or Company policy. Executive further agrees that the covenants in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests in its customer relationships, Trade Secrets, Confidential Information, and Third Party Information (as defined in Section I below).

I. Nondisclosure of Trade Secrets, Confidential Information and Third Party Information. Executive agrees that for so long as the pertinent information or documentation remains a Trade Secret, Executive will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Company Trade Secrets. Executive further agrees that Executive will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Company Confidential Information. The obligations set forth herein shall not apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of the Company through no act or omission of Executive, nor shall the obligations set forth herein apply to disclosures made pursuant to the Sarbanes-Oxley Act of 2002, 15 U.S.C. § 7245. Executive agrees that for so long as the pertinent information or documentation is subject to protection under Company nondisclosure obligations, policy or applicable law but in any event not less than two (2) years, Executive will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Third Party Information.

A. Company “Trade Secrets” means information subject to protection as a “trade secret” under the Colorado Uniform Trade Secrets Act, which may include but is not limited to the following:

1. data or information that is competitively sensitive or commercially valuable, and not generally known to the public, including, but not limited to, products planning information, marketing strategies, marketing results, forecasts or strategies, plans, finance, operations, reports, data, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company, its customers, clients, and suppliers; and

2. scientific or technical information, design, process, procedure, formula, or improvement, computer software, object code, source code, specifications, inventions, systems information, whether or not patentable or copyrightable.

B. Company “Confidential Information” means any data or information and documentation, other than Trade Secrets, which is commercially valuable to the Company and not generally known to the public and which the Company has taken reasonable steps to protect in a manner generally consistent with the requirements of the Colorado Uniform Trade Secrets Act, which may include but is not limited to:

1. Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods; and

2. Supply and service information, including but not limited to information concerning the goods and services utilized or purchased by the Company, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to the Company the details of which are not generally known.

C. “Third Party Information” means any data or information of the Company’s customers, suppliers, consumers or employees that the Company is prohibited by law or contract from disclosing. By way of example such information may include but is not limited to:

1. Product specifications, marketing strategies, pricing, sales volumes, discounts;

2. Nonpublic personal information regarding consumers, including but not limited to names, addresses, credit card numbers, financial transactions, and account balances;

3. Personnel information, including but not limited to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, skills, qualifications and abilities, or other employee information; and

4. Customer information, which is not protected by a separate confidentiality agreement, including but not limited to any compilations of past, existing or prospective customers, agreements between customers and the Company, status of customer accounts or credit, the identity of customer representatives responsible for entering into contracts with the Company, specific customer needs and requirements, or related information about actual or prospective customers or other nonpublic consumer information.

II. Non-Solicitation of Customers. Executive agrees that, for twenty-four (24) months after the cessation of Executive’s employment with the Company, Executive will not solicit, contact, call upon, or attempt to communicate with any customer or prospective customer of the Company for the purpose of providing any products or services substantially similar to those Executive provided while employed with the Company. This restriction shall apply only to any customer or prospective customer of the Company with whom Executive had contact or about whom Executive learned Trade Secrets, Confidential Information, or Third Party Information during the last twenty-four (24) months of Executive’s employment with the Company. For the purpose of this Section II, “contact” means interaction between Executive and the customer, or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer, or prospective customer on behalf of the Company.

III. Non-Solicitation of Employees. For twenty (24) months after the cessation of employment with the Company, Executive will not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any employee of the Company with whom Executive had contact or about whom Executive learned Trade Secrets, Confidential Information, or Third Party Information during Executive’s last twenty-four (24) months of employment with the Company. For the purposes of this Section III, “contact” means any interaction whatsoever between Executive and the other employee.

IV. Successorship. As part of this provision, Executive understands and agrees that should Executive become employed by another entity owned or otherwise affiliated with The Western Union Company (such as its divisions or unincorporated affiliates), the obligations of this Agreement follow Executive to such other entity automatically and without further action, and that entity becomes the “Company” within the meaning of this Agreement.

SCHEDULE 2 TO SEPARATION AGREEMENT AND RELEASE

Restrictive Covenant Agreement for Employees in Colorado (dated June 12, 2013)
Restrictive Covenant Agreement for Employees in Colorado (dated January 24, 2013)
Restrictive Covenant Agreement for Employees in Colorado (dated May 25, 2012)
Restrictive Covenant Agreement for Employees in Colorado (dated August 25, 2010)
Restrictive Covenant Agreement for Employees in Colorado (dated August 25, 2010)
Restrictive Covenant Agreement for Employees in Colorado (dated February 2, 2007)
Restrictive Covenant Agreement for Employees in Colorado (dated December 18, 2006)
The Western Union Company Senior Executive Annual Incentive Plan Incentive Award Agreement (2013 Award) (dated June 12, 2013)
The Western Union Company Senior Executive Annual Incentive Plan Incentive Award Agreement (2012 Award) (dated May 31, 2012)
The Western Union Company Senior Executive Annual Incentive Plan Incentive Award Agreement (2011 Award) (dated January 24, 2011)
The Western Union Company Senior Executive Annual Incentive Plan Incentive Award Agreement (2010 Award) (dated August 25, 2010)
The Western Union Company Performance-Based Restricted Stock Unit Award Notice and Agreement (February 20, 2013 grant)
The Western Union Company Performance-Based Restricted Stock Unit Award Notice and Agreement (February 23, 2012 grant)
The Western Union Company Performance-Based Restricted Stock Unit Award Notice and Agreement (February 24, 2011 grant)
The Western Union Company 2006 Long-Term Incentive Plan Nonqualified Stock Option Grant - Terms and Conditions (February 20, 2013 grant)
The Western Union Company 2006 Long-Term Incentive Plan Nonqualified Stock Option Grant - Terms and Conditions (February 23, 2012 grant)
The Western Union Company 2006 Long-Term Incentive Plan Nonqualified Stock Option Grant - Terms and Conditions (February 24, 2011 grant)
The Western Union Company 2006 Long-Term Incentive Plan Nonqualified Stock Option Grant - Terms and Conditions (February 24, 2010 grant)
The Western Union Company 2006 Long-Term Incentive Plan Nonqualified Stock Option Grant - Terms and Conditions (February 17, 2009 grant)
The Western Union Company 2006 Long-Term Incentive Plan Nonqualified Stock Option Grant - Terms and Conditions (September 29, 2006 grant)
First Data Corporation 2002 Long-Term Incentive Plan Nonqualified Stock Option Grant - Terms and Conditions (February 13, 2006 grant)
First Data Corporation 2002 Long-Term Incentive Plan Nonqualified Stock Option Grant - Terms and Conditions (December 8, 2004 grant)